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                                                                   Exhibit 10.11

                 SEPARATION AGREEMENT AND MUTUAL GENERAL RELEASE

                             PRELIMINARY STATEMENTS

     This Separation Agreement and General Release (the "Agreement") is made and executed as of October 1, 2003 between THERMADYNE HOLDINGS CORPORATION and all of its subsidiaries (collectively "EMPLOYER"), on the one hand, and KARL WYSS, an individual ("WYSS"), on the other.

     WYSS and EMPLOYER wish to transition WYSS out of his current position as Chairman of the Board, President and Chief Executive Officer and separate him from EMPLOYER, as well as to compromise, resolve, and settle all possible disputes and claims between them, including, but not limited to, disputes or claims arising from WYSS's employment with, treatment at, and the ultimate severance of WYSS's relationship with EMPLOYER.

     ACCORDINGLY, in consideration of the mutual promises contained in this Agreement. and intending to be legally bound, EMPLOYER and WYSS agree as follows:

                              TERMS AND CONDITIONS

     1.   TRANSITIONAL NATURE OF RELATIONSHIP.

          a. WYSS no longer will be Chairman of the Board, President or Chief Executive Officer, effective January 1, 2004 or such other date as agreed to by the parties in writing ("Separation Date"). On or before the Separation Date, WYSS will submit a resignation letter that is mutually agreeable to the parties.

          b. WYSS shall remain a member of the Board of Directors of THERMADYNE HOLDINGS CORPORATION until the end of his current term in May 2004, and, from January 1, 2004 until the expiration of his term, WYSS will be compensated on a pro rated basis as any other Director other than directors option awards. On January 1, 2004, WYSS will resign from the Board of Directors of any subsidiary THERMADYNE HOLDINGS CORPORATION.

          c. WYSS will receive his current annual base salary of $700,000.00 through December 31, 2003. Said salary shall be payable in accordance with EMPLOYER'S regular payroll cycle and shall be subject to all applicable withholdings and deductions.

          d. Through December 31, 2003, WYSS will continue to perform his duties as requested by the Board of Directors, the Lead Director or his designee. These duties will primarily involve the transitioning of WYSS's responsibilities as President, Chief Executive Officer and Chairman of the Board, but may also include other duties consistent with his positions.

          e. Subject to Section l(e)(iii) below, WYSS will continue to receive the following benefits currently accorded to him, as modified herein, through June 30, 2005: (i) health insurance; (ii) life insurance; (iii) disability insurance; (iv) car allowance in the net effective, after tax amount of $1,000.00 per month; and (v) annual country club dues, in an amount not to exceed $7,5000.00 per year, for membership at one county club (collectively the "Benefit Package"). January 1, 2004 will constitute a COBRA qualifying event and the continuation of health benefits thereafter will run concurrently with WYSS's COBRA entitlement period.

               (i) Any other benefits and/or expense reimbursements not enumerated in Section 1(c) as being part of the Benefit Package shall cease as of December 31, 2003.

               (ii) The EMPLOYER reserves the right, at its sole discretion, to change any of the benefits in the Benefit Package so long as the benefit to WYSS is substantially similar and of equal or greater value than the corresponding benefit as of the Separation Date.

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               (iii) For the period January 1, 2004 through June 30, 2005, if
WYSS receives the same or a better benefit than as enumerated in Section 1(e) by providing services to, or performing work for, any entity, whether as an employee, consultant, and/or independent contractor, or as a Board member, partner, shareholder or owner, EMPLOYER's obligations to provide such benefit set forth in Section 1(e) shall cease as of the last day of the month in which WYSS receives such a benefit.

                     (a) Section 1(e)(iii) of the Agreement does not apply to any entity for which WYSS is a Board member, partner, shareholder or owner as of the date of this Agreement if WYSS performed work for, or provided services to, such entity within 30 days prior to the date of this Agreement. WYSS shall be obligated to immediately advise the EMPLOYER of any arrangement that comes within this Section of the Agreement

                     (b) For purposes of Section 1(e), "the same or a better benefit package" shall be measured in terms of the total monetary value of all benefits received by WYSS. Notwithstanding the above, EMPLOYER will continue to provide health insurance to WYSS through June 2005 unless he receives the same or better health insurance from another entity pursuant to Section 1(e)(iii) above.

          f. WYSS will receive any and all bonuses he cams up through December 31, 2003, which bonuses shall be paid in accordance with EMPLOYER practice.

          g. WYSS will receive 125,000 options with a strike price of fair market value as of the day of grant, which shall be the day that WYSS executes this Agreement. Fifty percent (50%) of the options shall vest upon execution of this Agreement; the remaining 50% shall vest on May 31, 2004. WYSS shall have five (5) years from the date of grant to exercise his options.

          h. WYSS shall receive a one-time severance payment in the amount of $750,000.00, less all applicable deductions and withholdings ("Severance Payment"). The Severance Payment shall be paid in equal quarterly installments of $62,500.000, less applicable deductions and withholdings, with the first payment being made on January 1, 2004 and the last payment being made on October 1, 2006. EMPLOYER agrees to secure its obligation to WYSS under this paragraph by obtaining a letter of credit to secure the full Severance Payment.

          i. WYSS agrees that his resignation as Chairman of the Board, President and Chief Executive Officer of EMPLOYER is voluntary and constitutes a voluntary termination for reasons other than described in Sections 3(a) or 3(d) of his Employment Agreement. (A copy of WYSS's Employment Agreement is attached hereto as Exhibit A.) The compensation and benefits provided to WYSS after December 31, 2003 are offered by EMPLOYER in recognition of the services provided by WYSS and in consideration for his executing the general release set forth in Exhibit B.

          j. EMPLOYER agrees to reimburse WYSS, in an amount not to exceed $5,000, for his actual and reasonable legal fees incurred in negotiating, drafting, and advising him of his rights under this Agreement.

          k. Until May 23, 2006, EMPLOYER agrees to maintain directors' and officers' liability insurance for the benefit of WYSS for any actions or omissions by him during his tenure as an officer or director of EMPLOYER.

     2.   CONSIDERATION.

          a. In consideration for WYSS executing this Agreement, including the general release in Exhibit B, EMPLOYER agrees:

               (i) To provide WYSS with the compensation and benefits set forth in Section 1 of this Agreement.

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               (ii)  To be bound by the general mutual release contained in
Exhibit B to this Agreement, to execute such release no earlier than December 31, 2003 and no later than January 5,2004, and to ensure receipt of the original, executed general mutual release by WYSS no later than January 6, 2004.

               (iii) Not to disparage WYSS.

          b. In consideration of EMPLOYER executing this Agreement, WYSS agrees:

               (i) To be bound by the general mutual release contained in Exhibit B to this Agreement, to execute such release no earlier than December 31, 2003 and no later than January 5, 2004, and to ensure receipt of the original, executed general mutual release by EMPLOYER no later than January 6, 2004.

               (ii) To abide by Section 7, Confidential Information, including but not limited to Section 7(c), RETURN OF PROPERTY, and Section 9, AGREEMENT NOT TO SOLICIT EMPLOYEES, of his Employment Agreement, which Sections shall remain in full force and effect for the time periods provided therein; and to return to EMPLOYER by December 31, 2003 any equipment provided by EMPLOYER to WYSS, whether leased or not, for performance of WYSS's job duties and/or in connection with his employment by EMPLOYER. Provided, however, that WYSS shall be entitled to keep up to two personal computers that had been provided to him by EMPLOYER.

               (iii) Not to disparage EMPLOYER, and its directors, officers, employees and agents.

               (iv) To abide by the terms of Section 8, Agreement Not to Compete, of his Employment Agreement, modified so that the period of the noncompete shall be both the period while WYSS is actively employed by the EMPLOYER and for a period of three years thereafter. WYSS expressly agrees that the modified terms of his non-compete are reasonable, are supported by adequate consideration and will not prevent him from earning an adequate livelihood. Therefore, Section 8 of WYSS's Employment Agreement shall remain in full force and effect, as modified herein, until December 31, 2006.

          c. EMPLOYER and WYSS agree to prepare and release a mutually acceptable press release promptly after execution of this Agreement, but in no event later than October 31, 2003, which shall speak favorably of WYSS and state that WYSS is voluntarily resigning.

     3. GENERAL RE1EASE/WAIVERS. The general release set forth in Exhibit B is a material part of this Agreement. By executing this Agreement, WYSS acknowledges and agrees that his entitlement to the compensation and benefits in Sections 1(g) and (h) of this Agreement are expressly conditioned upon the following:

          a. his execution of the general release in Exhibit B not earlier than December 31, 2003 and not later than January 5, 2004; and

          b. delivery of the executed, original general release to Paul Melnuk, Lead Director, at Thermadyne Holdings Corporation, 16052 Swingley Ridge Road, Suite 300, St. Louis, MO 63105 no later than January 6, 2004.

     4.  REPRESENTATIONS AND WARRANTIES.

          a. WYSS acknowledges and agrees that he has read this Agreement; he is filly competent to execute this Agreement which he understands to be contractual he executes this Agreement of his own free will, after having a reasonable period of time to review, study, and deliberate regarding its meaning and effect and to consult with counsel regarding same; and without reliance on any representation of any kind or character not expressly set forth herein. WYSS acknowledges that he executes this Agreement fully knowing its effect and voluntarily for the consideration above.

          b. EMPLOYER has advised, and hereby again expressly advises, WYSS to consult with an attorney of his choosing regarding, and prior to executing, this Agreement which contains a general release and

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waiver, including but not limited to, a release of any claims under the federal
Age Discrimination in Employment Act.

          c. WYSS acknowledges that he has been given 21 days, until October 10, 2003, to consider and execute this Agreement.

          d. WYSS shall have seven (7) days after executing this Agreement to revoke it by sending a written notice to: to Paul Melnuk, Lead Director, at Thermadyne Holdings Corporation, 16052 Swingley Ridge Road, Suite 300, St. Louis, MO 63017. The EMPLOYER must receive the revocation by the close of business on the seventh day following WYSS's execution of this Agreement.

     5. NON-DISC1OSURE OF NATURE AND TERMS OF AGREEMENT. Unless required bylaw, the Parties agree that they will keep the nature, terms, conditions and amounts of this Agreement completely confidential, and that they will not voluntarily disclose, whether directly or indirectly, any information concerning this Agreement to anyone except: in the case of WYSS, to his significant other, attorneys, physicians, professional counselors and his tax and/or financial advisors; and, in the case of EMPLOYER, to anyone other than its present officers, directors, tax advisors, attorneys and employees who have a need to know by virtue of their need to carry out their professional duties.

     6. MATERIALITY OF ALL CONDITIONS AND OBLIGATIONS. WYSS and EMPLOYER understand and acknowledge that all of the conditions and obligations in this Agreement are material, and that the non-occurrence or breach of any such condition or obligation by him or it is not allowed, and shall result in the other party being entitled to assert any and all rights he or it may have in law and equity.

     7. ENTIRE AGREEMENT. This Agreement and Sections 7, 8 and 9 of the Employment Agreement attached hereto as Exhibit A, as modified by paragraphs 2(b)(ii) and (iv) of this Agreement, contain and comprise the entire understanding and agreement of and between WYSS and EMPLOYER and hilly supersede any and all prior written, oral or implied contracts or agreements or former understandings between the Parties pertaining to the subject matter hereof. There are no additional promises, representations, terms or provisions and WYSS covenants that he has not relied on any representation in entering into this Agreement. No modifications or amendments to this Agreement may be made unless they are in writing and signed by the Parties.

     8. COUNTERPARTS. The Parties hereto agree that this Agreement may be signed in counterparts and each counterpart and each executed copy shall be a counterpart of the original, of full force and effect, and enforceable against the party executing the counterpart, but all counterparts, together, shall constitute one and the same instrument.

     9. BINDING EFFECT. This Agreement shall be binding upon, and inure to the benefit of, WYSS's heirs, administrators, executors, successors and assigns and shall be binding upon, and inure to the benefit of, EMPLOYER'S successors and assigns.

     10. GOVERNING LAW. This Agreement is to be construed in accordance with the laws of the State of Missouri without regard to principles of conflict of laws.

     PLEASE READ THE AGREEMENT AND EXHIBITS CAREFULLY. THIS SEPARATION AGREEMENT AND GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

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     IN WITNESS WHEREOF, the Parties have executed this Agreement on the 1st day of October, 2003.

                                          EMPLOYER

/s/ Karl Wyss                             By:   /s/ Paul Melnuk
-----------------------------------------      ---------------------------------
         KARL WYSS                              Paul Melnuk
                                                Lead Director

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                        EXHIBIT A - EMPLOYMENT AGREEMENT